As filed with the Securities and Exchange Commission on June 11, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HERITAGE INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-5338504
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1401 N. Westshore Blvd

Tampa, Florida 33607

(Address of Principal Executive Offices) (Zip Code)

Heritage Insurance Holdings, Inc. 2023 Omnibus Incentive Plan

(Full title of the plan)

Ernie Garateix

Chief Executive Officer

1401 N. Westshore Blvd

Tampa, Florida 33607

(Name and address of agent for service)

(727) 362-7200

(Telephone number, including area code, of agent for service)

Copy to:

Flora R. Perez, Esq.

Grant J. Levine, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 1,800,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of Heritage Insurance Holdings, Inc. (the “Company”) issuable pursuant to the Heritage Insurance Holdings, Inc. 2023 Omnibus Incentive Plan, as amended through June 10, 2025 (the “2023 Plan”). On June 10, 2025, the Company’s stockholders approved an amendment to the 2023 Plan to increase the number of authorized shares of Common Stock available for issuance under the 2023 Plan by 1,800,000 shares. This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the 2023 Plan set forth herein is effective.

The Company previously registered shares of its Common Stock issuable under the 2023 Plan under a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 7, 2023 (File No. 333-272474) (the “Prior Registration Statement”). Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except to the extent supplemented, amended or superseded hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the 2023 Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, are incorporated by reference herein, other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K:

Commission Filing (File No. 001-36462)	Period Covered or Date of Filing
Annual Report on Form 10-K (including the portions of the Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Stockholders filed with the Commission on April 25, 2025 that are incorporated by reference therein), as amended on March 20, 2025	Year ended December 31, 2024

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2025

Current Reports on Form 8-K	May 8, 2025 and June 11, 2025

Description of the Company’s common stock contained in Exhibit 4.5 to the Annual Report on Form 10-K, and any amendment or report filed for the purpose of updating such description	March 10, 2020

All subsequent documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold	After the date of this Registration Statement

Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate the personal liability of a director or an officer to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director or an officer, as applicable, except for liability (a) for any breach of the duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) of a director under Section 174 of the DGCL (d) for any transaction from which the director or officer derived an improper personal benefit or (e) of an officer in any action by or in the right of the corporation.

Under Section 145 of the DGCL, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation provides that no director of Heritage shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may be amended. This provision in the Company’s certificate of incorporation does not eliminate the directors’ or officers’ fiduciary duties and does not limit or eliminate the officers’ personal liability for breaches of fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director of the Company may be subject to personal liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which an improper personal benefit was derived by the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law, and each officer of the Company may be subject to personal liability for breach of the officer’s fiduciary duty. The provision also does not affect a director’s or officer’s responsibilities under any other applicable law, such as the United States federal securities laws or state or federal environmental laws.

As permitted by Section 145 of the DGCL, the Company’s certificate of incorporation and bylaws provide that the Company is required to indemnify expenses of its present and former officers and directors to the fullest extent permitted by applicable law. As permitted by Section 145 of the DGCL, the Company’s bylaws also provide that the Company is required to advance expenses to its present and former officers and directors to the fullest extent permitted by applicable law. The Company maintains directors’ and officers’ liability insurance for its directors and officers.

Item 8. Exhibits.

Exhibit Number	Exhibits

4.1	Certificate of Incorporation of Heritage Insurance Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-36462) filed on August 6, 2014).

4.2	By-laws of Heritage Insurance Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q (File No. 001-36462) filed on August 6, 2014).

4.3	Description of Capital Stock (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K (File No. 001-36462) filed on March 10, 2020).

5.1	Opinion of Greenberg Traurig, P.A. (filed herewith).

23.1	Consent of Plante & Moran, PLLC (filed herewith).

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of the Company (set forth on the signature page of this Registration Statement).

99.1	Heritage Insurance Holdings, Inc. 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 of the Registration Statement filed on Form S-8 (File No. 333-272474) on June 7, 2023).

99.2	Amendment to the Heritage Insurance Holdings, Inc. 2023 Omnibus Incentive Plan (filed herewith).

107	Filing Fee Table (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on June 11, 2025.

HERITAGE INSURANCE HOLDINGS, INC.

By:	/s/ Ernie Garateix
Ernie Garateix
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ernie Garateix and Richard Widdicombe as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ernie Garateix Ernie Garateix	Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2025

/s/ Kirk Lusk Kirk Lusk	Chief Financial Officer (Principal Financial Officer)	June 11, 2025

/s/ Sharon Binnun Sharon Binnun	Chief Accounting Officer	June 11, 2025

/s/ Richard Widdicombe Richard Widdicombe	Chairman of the Board	June 11, 2025

/s/ Pete Apostolou Pete Apostolou	Director	June 11, 2025

/s/ Irini Barlas Irini Barlas	Director	June 11, 2025

/s/ Mark Berset Mark Berset	Director	June 11, 2025

/s/ Joseph Vattamattam Joseph Vattamattam	Director	June 11, 2025

/s/ Paul L. Whiting Paul L. Whiting	Director	June 11, 2025

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